Amount of the single insured bond which each investment company would have provided and maintained had each such company had not been named as an insured under the present joint insured bond:

Company	Assets	Minimum Amount of Bond
The Advisors’ Inner Circle Fund	$28,128,892,046	2,500,000
The Advisors’ Inner Circle Fund II	$8,986,059,973	2,500,000
The Advisors’ Inner Circle Fund III	$1,962,657,122	1,500,000
Bishop Street Funds	$256,083,188	750,000
The KP Funds	$11,331,030,534	2,500,000
Causeway Capital Management Trust	$10,422,207,822	2,500,000
SEI Tax Exempt Trust	$5,250,398,823	2,500,000
SEI Daily Income Trust	$12,037,851,416	2,500,000
SEI Institutional International Trust	$7,844,689,951	2,500,000
SEI Institutional Managed Trust	$30,081,303,382	2,500,000
SEI Asset Allocation Trust	$1,375,454,851	1,250,000
SEI Institutional Investments Trust	$55,082,209,471	2,500,000
Adviser Managed Trust	$3,360,430,038	2,500,000
New Covenant Funds	$1,121,452,816	1,250,000
SEI Structured Credit Fund, L.P.	$1,680,780,420	1,500,000
SEI Insurance Products Trust	$54,217,870	400,000
SEI Catholic Values Trust	$330,528,659	750,000
Winton Diversified Opportunities Fund	$14,600,811	200,000
Gallery Trust	$574,959,305	900,000
Schroder Series Trust	$169,227,020	600,000
Schroder Global Series Trust	$971,487,111	1,000,000